Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form F-3 No. 333-153223) and to the incorporation by reference therein of our report dated November 21, 2007, with respect to the consolidated balance sheet of Samson Oil and Gas Limited and its controlled entities as of June 30, 2007, and the related consolidated statements of income, changes in equity, and cash flows for each of the two years in the period ended June 30, 2007 included in its Form 6-K/A filed on July 10, 2009 with the Securities and Exchange Commission.

/s/ Ernst & Young
Perth, Australia
July 10, 2009